ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the "Agreement") dated as of the 19th day of January, 2009 is entered into by and between China America Holdings, Inc., a Florida corporation (f/k/a Sense Holdings, Inc.) (“Seller”) and Pearl Group Advisors, Inc., a Florida corporation ("Buyer").

RECITALS

WHEREAS, the Seller has historically conducted business activities in it biometrics division (the “Biometrics Operations”), including through its two wholly-owned subsidiaries Sense Technologies, Inc., a Florida corporation ("Sense Technologies") and Micro Sensor Technologies, Inc., a Florida corporation ("Micro Sensor").

WHEREAS, prior to its acquisition in June 2007 of a majority interest in Shanghai AoHong Industry Co., Ltd., a Chinese limited liability company ("AoHong"), the Biometrics Operations represented all of the Corporation's operations.

WHEREAS, subsequent to the acquisition of a controlling interest in AoHong, the business and operations of AoHong have represented substantially all of the Corporation's operations.

WHEREAS, the Corporation has determined to exit all business activities related to the Biometrics Operations and to terminate the employment of its Chief Executive Officer, Dore Scott Perler.

WHEREAS, Mr. Perler is the sole shareholder of the Buyer and was a member of its Board of Directors.

WHEREAS, Mr. Perler is desirous of acquiring all rights, title and interest in the Biometrics Operations and terminating his employment with the Corporation.

WHEREAS, Seller desires to convey, sell and assign to Buyer all of Seller’s right, title and interest in and to the Biometrics Operations, upon the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Recitals.  The foregoing recitals are true and correct.

2.           Sale and Purchase of Assets.

2.1           Sale and Purchase of Assets.  Subject to the terms and conditions of this Agreement, at the Closing described in Section 6, Seller shall sell to Buyer, and Buyer shall purchase from Seller any and all assets related to the Biometrics Operations including, but not limited to the following (collectively, the “Assets):
(a)           All of the Seller’s accounts receivable relating to its Biometric Business as set forth in Schedule 2.1(a) (the “Accounts Receivables”);

(b)           All of the Seller’s rights, title and interest in and to any agreements related to the  Intangible Assets as hereinafter defined, including but not limited to, all existing agreements, if any, with contract manufacturers, resellers and suppliers (the “Agreements”);

(c)           All customer and supplier lists, copies of financial and accounting records, credit and accounts receivable (as hereinafter defined) records, correspondence and other similar documents and records used and/or useful in connection with the Assets including the customer list included on Schedule 2.1(c) (collectively, the “Records”);

(d)           All of Seller’s rights, title and interest, if any, in all patent registrations and applications (including design patents registrations and applications), trademarks, trademark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, trade dress, trade names (whether or not registered or by whatever name or designation), owned, applied for, or registered in the name of, the Seller related to the Biometric Business which includes all intellectual property including common law rights associated with the trademarks Check Print®, BioClock®, Sense®, meCard®, "Security Solutions at a Touch of a Finger"®, Explosive Sensing Protocol™ and Sense-It™; ), the tradename “Sense Technologies”; all proprietary data, processes, source code and copyright applications for such source code, technical or manufacturing know-how or information, owned by or used by (to the extent of Seller’s interest) the Seller in connection with the Biometric Business; all rights related to the Internet domain name www.senseme.com and all content included on such website including logos; the property and technology listed on Schedule 2.1(d) and all goodwill relating to the Biometric Business (collectively, the “Intangible Assets”); and

(e)           All proceeds, rights, claims, credits, causes of action or rights of set-off against third parties relating to the Assets, including, without limitation, unliquidated rights under manufacturers’ and vendors’ warranties (the “Claims”).

2.2           Liabilities Assumed. At the Closing, the Buyer shall assume and undertake to perform, pay, satisfy or discharge in accordance with their terms, any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) (“Liabilities”), including any liability for taxes of Seller, Sense Technologies and Micro Sensor, relating to or otherwise in respect of the Biometric Business or its operation on, before or after the Closing Date (the “Assumed Liabilities”).  Assumed Liabilities shall also include the following Liabilities:

(a)           all Liabilities in respect of any and all products or services sold by Seller or any of its Affiliates relating to the Biometric Business on or before the Closing Date, including such liabilities for refunds, adjustments, allowances, exchanges, returns, warranty, merchantability, claims for breach of contract or in tort and other claims related to Seller’s Biometric Business;

(b)           all Liabilities arising under or pursuant to any environmental laws, to the extent arising out of or otherwise related to Seller’s ownership or operation of the Biometrics Business;

(c)           all Liabilities arising out of, under or in connection with the Agreements including a  breach by or default of Seller accruing under such Agreements on, prior to or after the Closing; and

(d)           all Liabilities in respect of any lawsuit, action or proceeding, pending or threatened, or any claim arising out of, relating to or otherwise in respect of the Assets or the Biometric Business that is asserted or brought by any person (including any governmental authority), based on any actual or alleged civil or criminal violation of law.

2.3           Purchase Price.  Buyer’s agreement set forth herein and the agreement of Dore Scott Perler to enter into the Perler Separation Agreement as hereinafter defined shall constitute the purchase price for the sale of the Assets.

3.           Representations and Warranties of Seller.

3.1           Organization and Good Standing.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to own, lease and operate its business and properties and to carry on business in the places and in the manner as presently conducted or proposed to be conducted.  Seller is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except where the failure to so qualify would not have a material adverse effect on the Assets or consummation of the transactions contemplated hereby.

3.2           Authority and Enforcement.  Seller has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby.  Seller has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

4.           Representations and Warranties of Buyer.

4.1           Organization and Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to own, lease and operate its business and properties and to carry on business in the places and in the manner as presently conducted or proposed to be conducted.  Buyer is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except where the failure to so qualify would not have a material adverse effect on the consummation of the transactions contemplated hereby.

4.2           Authority and Enforcement.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby.  Buyer has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

4.3           Information on the Company and the Biometrics Business.  Dore Perler, the president of the Buyer has been the Chief Executive Officer of the Seller since July 1998 and has been operating the Biometrics Business since the Company launched such business in July 1998.  In addition, Mr. Perler has had access to such other information concerning the Biometrics Business’ operations, financial condition and other matters as the Buyer deemed necessary to enable Buyer to thoroughly investigate the Assets and all aspects of the transaction set forth in this Agreement.  Buyer has determined that the Assets are satisfactory to Buyer in all respects and is purchasing the Assets in "as is" condition.  Buyer has and will rely solely on Buyer's own independent investigations and inspections and Buyer has not relied and will not rely on any representation of Seller other than as expressly set forth in this Agreement.  Buyer further acknowledges and agrees that, except for the specific representations made by Seller in this Agreement, Seller has made no representations, is not willing to make any representations, nor held out any inducements to Buyer, other than those (if any) exclusively set forth in this Agreement; and Seller is not and shall not be liable or bound in any manner by any express or implied warranties, guaranties, statements, representations or information pertaining to the Assets, except as may be specifically set forth in this Agreement.

5.           Conditions to Closing.

5.1           Conditions Precedent to Buyer’s Obligation to Close.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions on or prior to the Closing Date:

(a)           The representations and warranties of Seller set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date.

(b)           No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent or adversely affect Buyer’s consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

(c)           No material adverse change shall have taken place with respect to the Assets; and

(d)           All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

5.2           Conditions Precedent to Seller’s Obligation to Close.  The obligation of Seller to consummate the transactions contemplated hereby is subject to satisfaction of the following conditions on or prior to the Closing Date:

(a)           The representations and warranties of Buyer set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date.

(b)           No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent or adversely affect Buyer’s consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(c)           Seller shall have obtained from Dore Scott Perler a termination agreement related to Mr. Perler’s employment with Seller in form and substance satisfactory to Seller (the “Perler Termination Agreement”);

(d)           Seller shall have obtained from Dore Scott Perler a Separation Agreement With Waiver of Claims related to Mr. Perler’s employment with Seller in form and substance satisfactory to Seller (the “Perler Separation Agreement”);

(e)           Seller shall have obtained the approval of its Board of Directors; and

(f)           All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

6.           Closing; Closing Date.

6.1           A closing of the transactions contemplated hereby (the “Closing”) will take place at such time and place as mutually agreed upon by Seller and Buyer.  The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

6.2           Documents to be Delivered at the Closing.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following a duly executed bill of sale, dated the Closing Date, transferring to Buyer all of Seller's right, title and interest in and to the Assets together with possession of the Assets together with such other certificates, documents and instruments as Buyer may have reasonably requested in connection with the transaction contemplated hereby. At the Closing, Mr. Perler shall deliver, or cause to be delivered to Seller, the Perler Termination Agreement.

7.           Obligations Post-Closing.  If, at any time after the Closing, the parties shall consider or be advised that any further deeds, assignments or assurances in law or that any other things are necessary, desirable or proper to complete the transactions contemplated hereby in accordance with the terms of this Agreement or to vest, perfect or confirm, of record or otherwise, the title to any of the Assets, the parties agree that their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such Assets and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors the parties are fully authorized to take any and all such actions.

8.           Indemnity by the Buyer.  The Buyer agrees that it will indemnify and hold the Seller and their respective officers, directors, employees and agents (collectively, the “Seller Indemnitees”) harmless from all Liabilities incurred or suffered by the Seller.  For this purpose, “Liabilities” incurred by the Seller means all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys' fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by the Seller, arising from, in connection with or as a result of (a) any default or breach in the performance of any of the covenants or agreements made by the Buyer in this Agreement; or (b) the operation of the Assets after the Closing by the Buyer.

9.           Miscellaneous.

9.1           Expenses.  Buyer and Seller shall bear their own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

9.2           Entire Agreement; No Waiver.  This Agreement and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto.  No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.  Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

9.3.           Construction and Enforcement.  This Agreement shall be construed in accordance with the laws of the State of Florida, without and application of the principles of conflicts of laws.  If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, and such legal action results in a final judgment in favor of such party ("Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorney's fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder.  Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Broward County in the State of Florida.  The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Broward County, County Florida, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Broward County, Florida, has been brought in an inconvenient forum.

9.4           Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally (including by confirmed legible telecopier transmission) or mailed by certified mail, return receipt requested, or by overnight mail properly receipted to the parties at the following addresses (or to such address as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller:                             10871 N.W. 52nd Street, Suite 2
Sunrise, FL 33351
Attention:  Mr. Aihua Hu, Chief Executive Officer
Telephone No.:(954) 726-1422
Telecopy No.: (954) 726-2022

with a copy to:                      James M. Schneider, Esq.
Schneider Weinberger & Beilly LLP
2200 Corporate Boulevard, N.W.
Suite 210
Boca Raton, Florida  33431
Telephone No. (561) 362-9595
Telecopy No. (561) 362-9612

If to Buyer:                            9400 SW 49 Place
Cooper City, Florida  33328
Attention:  Mr. Dore Scott Perler, President
Telephone No.:  (___) ___-____
Telecopy No.:     (___) ___-____

9.5           Separability.  In the event that any provision hereof would, under applicable law, be invalid or enforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and permissible under, applicable law.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

9.6           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.  No assignment of this Agreement or of any rights or obligation hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other and any attempted assignment without the required consent shall be void; provided, however, that no such consent shall be required of Buyer to assign part or all of its rights under this Agreement to one or more of its subsidiaries or affiliates.

9.7           Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.

9.8.           Role of Counsel.  Mr. Perler acknowledges his understanding that this Agreement was prepared at the request of the Corporation by Schneider Weinberger & Beilly, LLP, its counsel, and Lazarus Rothstein, Esq. and that such attorneys did not represent Mr. Perler or the Buyer in conjunction with this Agreement or any of the related transactions.  Mr. Perler, as further evidenced by his signature below, acknowledges that he has had the opportunity to obtain the advice of independent counsel of his choosing prior to his execution of this Agreement and that he has availed himself of this opportunity to the extent he deemed necessary and advisable.  By his signature below, Mr. Perler represents and warrants that he fully understands the terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CHINA AMERICA HOLDINGS, INC.

By: _/s/ Shaoyin Wang_______________________
       Shaoyin Wang, Chief Executive Officer

PEARL GROUP ADVISORS, INC.

By: _/s/ Dore Scott Perler_____________________
Dore Scott Perler, President

SCHEDULES

Schedule 2.1(a) - Accounts Receivables

Schedule 2.1(c) – Customer List

Schedule 2.1(d) - Intangible Assets